Exhibit 99.1

News Release

Jagged Peak Energy Inc. Announces Second Quarter 2018
Financial and Operating Results; Provides Updated 2018 Guidance

•
Record production volumes for the second quarter of 2018 grew 25% sequentially from the first quarter and averaged 34.6 MBoe per day (26.9 MBbls/d oil), exceeding the top-end of production guidance by 8%

•	Updating 2018 guidance; increasing midpoint of full-year equivalent and oil production guidance by 12% driven by a 25% increase in net footage completed and an 18% increase to capital

•	Updated hedge position provides additional cash flow assurance through 2020; increased 2019 hedged volumes of WTI and oil basis differentials to 7.7 MMBbls and 8.8 MMBbls, respectively

•	Completed borrowing base redetermination under the Company's revolving credit facility; borrowing base increased 53% to $825 million and increased elected commitments to $540 million

DENVER, Colorado, August 9, 2018 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2018.

Jim Kleckner, President and Chief Executive Officer, commented, “I am pleased with our team's second quarter execution as we posted very strong results with record production volumes and increased operating efficiencies. We have started integrating the first of our licensed 3D seismic data into our drilling program, which is expected to drive enhanced well performance and program returns going forward across our acreage position.

"We have updated our 2018 program guidance, which is largely a reflection of the strong production in the second quarter and increases to our working interest, and lateral length. As a result, our production guidance for the year has increased by 12%, creating estimated annual growth of approximately 95% in 2018. Increases to our full-year working interest and average lateral length have led to a 25% increase to our net completed lateral feet in 2018 and an 18% increase to 2018 capital. As we increase second half production targets, we remain confident in our ability to get our oil to market as we are a committed shipper on the Oryx system with 60 MBbls per day of committed capacity, and have a long-term sales agreement in place for our oil with a third-party marketer. To protect the returns of this increased investment, we have significantly added to our hedge book through 2020, further insulating our cash flow from commodity price fluctuations and widening basis differentials."

Operations Update

The Company reported record production for the second quarter of 2018, with average daily production rates exceeding the top-end of the Company's guidance range. Production outperformance for the quarter was attributed to better than expected production performance from second quarter wells brought online. A few second quarter wells of note were the Company's Bigfoot 106105B-34 51H, Venom 6261D-34 1H, and Catman 6263B-34 1H wells. Performance from these wells is included in the table below.

Well Name	Lateral Length	IP30	IP30/1,000'	Oil %
Bigfoot 106105B-34 51H	10,112'	1,696	168	83%
Venom 6261D-34 1H	7,220'	1,422	197	82%
Catman 6263B-34 1H	5,002'	959	192	81%

The Company continues to focus its efforts on increasing operational efficiencies through faster drill times and completion stages pumped per day. During the quarter, the Company drilled a well with 21,000 foot of total measured depth (9,533 foot lateral) in 19.2 days, a Company record. From a completions standpoint, the Company increased its average stages per crew per day metric to 3.1, an increase of 20% from the first quarter of 2018, and attained a company-record 3.5 stages per crew per day on one of its wells in the second quarter.

At the end of the first quarter, the Company began utilizing its licensed 3D seismic data, covering its Cochise project area, which has resulted in a higher percentage of optimally placed lateral footage. The Company's UTL 3031B-17-2H well was geo-steered utilizing the Company's newly licensed 3D seismic data and as a result 100% of the lateral was optimally placed. This compares to an adjacent well that was drilled without the benefit of seismic data where only 23% of its lateral was optimally placed. The increased percentage optimally placed lateral footage has resulted in better well performance, with the geo-steered well outperforming the parent well 660 feet away by approximately 40% on a normalized 100-day cumulative production basis. The Company is currently participating in 3D seismic shoots for its other two areas, Whiskey River and Big Tex, and is expected to receive the processed data in the second half of 2018. For its Whiskey River project area, the Company received initial processed data from the seismic shoot and expects fully processed data, which can be utilized and integrated into its drilling program in the third quarter of 2018. In the Big Tex area, the Company is expecting initial data during the third quarter of 2018, with fully processed data in the fourth quarter of 2018. Once integrated, the processed 3D seismic data will allow for optimized lateral placement and is expected to result in improved well results across its acreage position.

Second Quarter Results

During the second quarter, the Company reported average daily production of 34.6 MBoe per day, 8% above the top-end of the Company's guidance range of 31.0 – 32.0 MBoe/d. Oil production for the quarter averaged 26.9 MBbls per day. The strong production growth in the quarter is attributed to the strong well performance from wells brought online in the quarter. Average daily production in the second quarter grew sequentially by 25% from the first quarter of 2018 and by 135% from the second quarter of 2017. Second quarter production mix was essentially unchanged from the previous quarter and was comprised of 78% oil, 12% natural gas, and 10% NGLs.

Reported revenue for the second quarter of 2018 was $158.7 million, compared to revenue of $53.1 million in the second quarter of 2017. The increase in revenue in the second quarter of 2018 compared to the same period in 2017 was a result of increased production volumes and commodity prices for the period.

Realized prices for the second quarter of 2018 are included in the table below.

	Three Months Ended June 30, 2018
	Before the Effects of Derivatives	After the Effects of Derivatives
Oil ($/Bbl)	$60.66	$55.82
NGL ($/Bbl)	$23.36	$23.36
Gas ($/Mcf)	$1.05	$1.05
Boe ($/Boe)	$50.41	$46.63

The table below provides a summary of the Company's second quarter, and year-to-date actuals, in comparison to its previously provided guidance ranges.

	Three Months Ended June 30, 2018
	Actual	Previous Guidance (1)
Production
Average daily equivalent production (MBoe/d)	34.6	31.0 – 32.0
Average daily oil production (MBbls/d)	26.9	24.5 – 25.5

	Six Months Ended June 30, 2018	Previous Full-Year
	Actuals	2018 Guidance (1)
Production
Average daily production (MBoe/d)	31.1	28.0 – 31.0
Product Mix (% oil)	78%	77% – 81%

Income Statement
Lease operating expense ($/Boe)	$3.59	$3.25 – $4.00
Cash general and administrative expense ($MM) (2)	19.1	$44 – $46
Production and ad valorem taxes (% of revenue)	5.9%	6.5% – 7.5%

Capital Expenditures
Drilling and completion ($MM)	$383.8	$540 – $590
Infrastructure and other ($MM)	$7.8	$20 – $25
Total development capital ($MM)	$391.6	$560 – $615

Operated Activity
Gross horizontal wells brought online	26	42 – 46

(1) Guidance as provided in the Company's first quarter earnings and operational update press release on May 10, 2018.
(2) Cash general and administrative expense a non-GAAP measure. Please reference the "Reconciliation of Non-GAAP Financial Measures" section at the end of this release.

For the second quarter of 2018, the Company reported net income of $45.1 million, or $0.21 per diluted common share. Net income for the second quarter of 2017 was $16.4 million, or $0.08 per diluted common share. Adjusted net income (a non-GAAP measure) for the second quarter of 2018, was $43.3 million or $0.20 per diluted common share, compared to $9.9 million, or $0.05 per diluted common share for the same period in 2017. Adjusted net income, (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as certain equity-based compensation, non-cash mark-to-market gains or losses on derivatives and impairment expense, further adjusted for any associated changes in estimated income tax expense. Adjusted EBITDAX, (a non-GAAP measure) for the second quarter of 2018 was $118.6 million, an increase of $79.3 million from the second quarter of 2017 and $33.1 million from the first quarter of 2018.

Adjusted net income and adjusted EBITDAX and are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

Capital expenditures for drilling and completion activities were $176.2 million for the three months ended June 30, 2018, which represents capital spent to drill and complete 19 gross (15.3 net) wells, of which 15 gross (13.7 net) wells were drilled and completed by Jagged Peak. Additionally, a portion of the capital spent during the second quarter relates to 11 gross (10.8 net) operated wells that were in various stages of being drilled or completed at June 30, 2018. Adding in capital expenditures for infrastructure of $4.0 million and leasehold acquisition costs of $3.8 million, total capital expenditures for the quarter were $184.0 million. The Company's leasehold acquisition costs added approximately 1,600 acres to its leasehold position during the quarter, increasing the Company’s leasehold position to approximately 79,300 net acres as of June 30, 2018.

The table below provides a comparative breakout of the Company's capital expenditures:

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisitions
Proved properties	$—	$—
Unproved properties	3,808	25,709
Drilling and completion costs	176,178	148,906
Infrastructure costs	4,028	9,821
Exploration costs	1	2
Total oil and gas capital expenditures	$184,015	$184,438

Updated 2018 Capital, Production, and Operating Guidance

The Company has performed a mid-year review of its 2018 budget and has revised its 2018 operated program to reflect longer lateral wells, higher working interests, and additional wells brought online. The updated program contemplates completing 25% more lateral feet in 2018 with an associated capital increase of 18%, and an increase to production of 12%. The increase in the Company's net activity is underpinned by its execution success over the past two quarters with increased production results, gains in drilling and completion efficiencies, and enhanced well performance. The Company retains 60 MBbls/d of committed capacity on the Oryx System with firm purchase agreements from a third-party marketer to move product out of the basin. As such, the Company remains confident in its ability to get its production to market without issue. To help protect the return from this increased capital investment, the Company has increased its hedge position on both basis differentials and WTI to provide further assurance to its 2018 and 2019 cash flows and to mitigate the risk of widening basis differentials. The Company's hedge book now covers 68% and 61% of its second half 2018 guided oil production for WTI and Mid-Cush basis differential, respectively. In 2019, the Company has hedged 7.7 MMBbls of WTI swaps with an average price of $59.95 and 8.8 MMBbls of Mid-Cush basis differential swaps at an average price of $5.92 off WTI. Details of the Company's updated hedge position are included in the schedules at the end of this release.

The Company's updated program contemplates bringing online 45 to 47 gross operated wells, compared to the original budget of 42 to 46 gross operated wells brought online, and expects to complete approximately 440,000 net lateral feet, including non-operated activity. Capital from this updated program is expected to be $668 to $702 million, with $650 to $680 million allocated to drilling and completion. This compares to the previous allocation for drilling and completion capital of $540 to $590 million. The updated program is expected to provide production volumes of 32.0 to 34.0 MBoe per day, compared to previous guidance range of 28.0 to 31.0 MBoe per day. The table below provides a summary of the Company's updated guidance:

Revised Guidance for the Three Months Ended September 30, 2018
Production
Average daily equivalent production (MBoe/d)	33.0 – 35.0
Average daily oil production (MBbls/d)	25.5 – 27.5

Revised Guidance for the Twelve Months Ended December 31, 2018
Production
Average daily equivalent production (MBoe/d)	32.0 – 34.0
Average daily oil production (MBbls/d)	25.0 – 27.0

Income Statement
Lease operating expense ($/Boe)	$3.25 – $4.00
Cash general and administrative expense ($MM) (1)	$44 – $46
Production and ad valorem taxes (% of revenue)	6.5% – 7.5%

Capital Expenditures
Drilling and completion ($MM) (2)	$650 – $680
Infrastructure and other ($MM)	$18 – $22
Total development capital ($MM)	$668 – $702

Operated Activity
Gross horizontal wells brought online	45 – 47
Average working interest	~95%
Average lateral length per well	~9,000'

Non-operated Activity
Gross horizontal wells brought online	13 – 14
Average working interest	~35%

(1) Cash general and administrative expense a non-GAAP measure. Please reference the reconciliation to the most directly comparable GAAP measure at the end of this release.
(2) Includes ~$7 million of geological and geophysical costs.

Financial Update

At the end of the second quarter the Company had an undrawn revolving credit facility with elected commitments of $475.0 million, and $135.5 million of cash on the balance sheet, resulting in total liquidity of $610.5 million. Net debt to adjusted EBITDAX (a non-GAAP measure) was 0.8x on an annualized basis. During the second quarter, the Company closed on its previously announced private offering of $500.0 million in 5.875% senior unsecured notes due 2026. Net proceeds from the offering were approximately $488.7 million, a portion of which was used to repay borrowings under the revolving credit facility and for general corporate purposes.

On August 9, 2018, the Company completed a borrowing base redetermination for its revolving credit facility. The Company's borrowing base was increased to $825.0 million, a 53% increase from the previous borrowing base of $540.0 million. As part of the redetermination, the Company has increased its elected commitments to $540.0 million up from $475.0 million, previously.

Conference Call

Jagged Peak will host a conference call and webcast to discuss its second quarter 2018 financial and operating results on Friday, August 10, 2018 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6838 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephone replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, August 10, 2018 through Saturday, August 10, 2019 at 10:00 pm MDT (12:00 midnight EDT). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10005345. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website approximately two hours after the conference call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events

The Company will be participating in the following upcoming investor events:

Event	Date	Location	Management Attendees
Enercom The Oil and Gas Conference (Event will be webcast)	August 20 – 21, 2018	Denver, CO	Jim Kleckner, President and CEO; Bob Howard, EVP and CFO; Craig Walters, EVP and COO; Ian Piper, VP, Finance, Corporate Planning
Seaport Global Securities Energy and Industrials Conference	August 28 – 29, 2018	Chicago, IL	Bob Howard, EVP and CFO; Ian Piper VP, Finance, Corporate Planning
Barclays CEO Energy Conference	September 4 – 5, 2018	New York, NY	Jim Kleckner, President and CEO; Bob Howard, EVP and CFO; Ian Piper, VP, Finance, Corporate Planning

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions), will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “Updated 2018 Capital, Production, and Operating

Guidance”; planned 3D seismic program, the timing of the program, and its ultimate impact on well performance; expected capital expenditures, including the number of rigs and crews; expected production; and the timing of the Company becoming cash flow positive. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2017 Annual Report on Form 10-K and in "Item 8.01, Other Events" of Jagged Peak's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2018, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a non-GAAP performance measure used by management to evaluate financial performance, prior to non-cash market-to-market gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time items, such as certain equity-based compensation and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

Cash G&A

Cash general and administrative expense a non-GAAP measure, which is defined as GAAP general and administrative expense less equity-based compensation, on the Company's statement of cash flows. The Company does not guide to GAAP general and administrative expense because of the uncertainty to its equity-based compensation expenses in any given year.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
James Edwards
Director, Investor Relations
jedwards@jaggedpeakenergy.com
720-215-3754

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended
	June 30,
	2018	2017

Production volumes:
Oil (MBbls)	2,450	1,079
Natural gas (MMcf)	2,220	719
NGLs (MBbls)	325	140
Total (MBoe)	3,145	1,339
Average daily production volumes:
Oil (Bbls/d)	26,921	11,858
Natural gas (Mcf/d)	24,399	7,896
NGLs (Bbls/d)	3,575	1,540
Total (Boe/d)	34,562	14,714

Average Sales Prices (excluding realized hedge settlements and including G&P Deduction) :(1)
Oil (per Bbl)	$60.66	$46.67
Natural gas (per Mcf)	$1.05	$2.53
NGLs (per Bbl)	$23.36	$19.56
Combined (per Boe)	$50.41	$41.49

Average Sales Prices (including realized hedge settlements and G&P Deduction) :(1)
Oil (per Bbl)	$55.82	$46.29
Natural gas (per Mcf)	$1.05	$2.56
NGLs (per Bbl)	$23.36	$19.00
Combined (per Boe)	$46.63	$40.67

Average Operating Costs (per Boe):
Lease operating expenses	$3.33	$2.90
Gathering and processing expenses (1)	$—	$0.49
Production and ad valorem tax expenses	$2.94	$2.64
Depletion, depreciation, amortization and accretion	$17.46	$16.66
General and administrative expense (before equity-based compensation expense)	$2.69	$5.56
(1) Due to the adoption of ASC 606 (Revenue Recognition) as of January 1, 2018, the average sales prices for 2018 include gathering and processing expenses ("G&P") of $0.55 per Mcf of natural gas and $8.14 per Bbl of NGLs. This standard affects comparability between 2017 and 2018 for revenues, average sales prices and G&P expenses but does not impact net income.

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	June 30, 2018	December 31, 2017

	(in thousands)
Assets:
Cash and cash equivalents	$135,492	$9,523
Other current assets	118,217	51,540
Property and equipment, net	1,339,291	1,038,947
Other noncurrent assets	9,403	3,418
Total assets	$1,602,403	$1,103,428

Liabilities and Stockholders' Equity:
Current liabilities	$227,151	$174,475
Long-term debt	488,906	155,000
Deferred income taxes	79,995	57,943
Other long-term liabilities	23,470	16,665
Stockholders' equity	782,881	699,345
Total liabilities and stockholders' equity	$1,602,403	$1,103,428

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$158,551	$52,892	$287,457	$92,092
Other operating revenues	125	159	272	347
Total revenues	158,676	53,051	287,729	92,439
Operating Expenses
Lease operating expenses	10,486	3,890	20,206	5,500
Gathering and processing expenses	—	655	—	1,047
Production and ad valorem taxes	9,246	3,537	16,920	6,177
Exploration	1	2	1	8
Depletion, depreciation, amortization and accretion	54,915	22,311	102,892	36,373
Impairment of unproved oil and natural gas properties	—	101	53	108
Other operating expenses	24	47	46	182
General and administrative (before equity-based compensation)	8,454	7,445	19,093	12,032
General and administrative, equity-based compensation	2,379	10,775	78,057	419,739
Total operating expenses	85,505	48,763	237,268	481,166
Income (Loss) from Operations	73,171	4,288	50,461	(388,727)
Other Income and Expense
Gain (loss) on commodity derivatives	(9,584)	26,573	(13,910)	43,615
Interest expense and other	(6,098)	(189)	(8,821)	(729)
Total other income (loss)	(15,682)	26,384	(22,731)	42,886
Income (Loss) before Income Taxes	57,489	30,672	27,730	(345,841)
Income tax expense (benefit)	12,408	14,269	22,052	103,637
Net Income (Loss)	$45,081	$16,403	$5,678	$(449,478)

Net Income (Loss) attributable to Jagged Peak Energy LLC (predecessor)	$—	$—	$—	$(375,476)
Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders	45,081	16,403	5,678	(74,002)
Net Income (Loss)	$45,081	$16,403	$5,678	$(449,478)

Net income (loss) attributable to Jagged Peak Energy Inc. Stockholders per common share:
Basic	$0.21	$0.08	$0.03	$(0.35)
Diluted	$0.21	$0.08	$0.03	$(0.35)

Weighted-average common shares outstanding:
Basic	213,142	212,932	213,073	212,934
Diluted	213,262	213,051	213,169	212,934

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$45,081	$16,403	$5,678	$(449,478)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	54,915	22,311	102,892	36,373
Impairment of unproved oil and natural gas properties	—	101	53	108
Amortization of debt issuance costs	421	143	1,021	260
Deferred income taxes	12,408	14,269	22,052	103,637
Equity-based compensation	2,379	10,775	78,057	419,739
(Gain) Loss on commodity derivatives	9,584	(26,573)	13,910	(43,615)
Net cash receipts (payments) on settled derivatives	(11,879)	1,567	(27,358)	496
Other	(78)	(44)	(156)	(83)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(13,198)	(2,385)	(18,549)	(8,710)
Other assets	—	(119)	—	(119)
Accounts payable and accrued liabilities	19,939	1,856	22,214	1,397
Net cash provided by operating activities	119,572	38,304	199,814	60,005
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(3,468)	(27,340)	(11,053)	(52,968)
Development of oil and natural gas properties	(206,986)	(120,919)	(392,968)	(195,212)
Other capital expenditures	(611)	(693)	(1,881)	(1,456)
Net cash used in investing activities	(211,065)	(148,952)	(405,902)	(249,636)
Cash Flows from Financing Activities
Proceeds from senior notes	500,000	—	500,000	—
Proceeds from senior secured revolving credit facility	55,000	—	165,000	10,000
Repayment of senior secured revolving credit facility	(320,000)	—	(320,000)	(142,000)
Debt issuance costs	(11,220)	(421)	(12,743)	(1,421)
Proceeds from issuance of common stock in IPO, net of underwriting fees	—	—	—	401,625
Costs related to initial public offering	—	(656)	—	(3,216)
Employee tax withholding for settlement of equity compensation awards	—	(88)	(200)	(88)
Net cash provided by financing activities	223,780	(1,165)	332,057	264,900
Net Change in Cash and Cash Equivalents	132,287	(111,813)	125,969	75,269
Cash and Cash Equivalents, Beginning of Period	3,205	198,809	9,523	11,727
Cash and Cash Equivalents, End of Period	$135,492	$86,996	$135,492	$86,996

Jagged Peak Energy Inc.
Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. The schedule below summarizes the hedges the Company has in place to hedge the price of WTI and the differential between the Cushing and Midland oil prices.

As of August 3, 2018, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
Third Quarter 2018	1,803,200	$55.39
Fourth Quarter 2018	1,789,400	$55.66
Remainder 2018	3,592,600	$55.52
Full Year 2019	7,665,000	$59.95
Full Year 2020	2,928,000	$60.82
Oil Basis Swaps:
Third Quarter 2018	1,610,000	$(2.27)
Fourth Quarter 2018	1,610,000	$(2.27)
Remainder 2018	3,220,000	$(2.27)
Full Year 2019	8,763,000	$(5.92)
Full Year 2020	9,516,000	$(1.31)

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income, Adjusted EBITDAX and Adjusted EBITDAX Margin
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(in thousands)
Adjusted Net Income (Loss)
Net income (loss)	$45,081	$16,403	$5,678	$(449,478)
Adjustments to reconcile to adjusted net income
Impairment of unproved oil and natural gas properties	—	101	53	108
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(2,295)	(25,006)	(13,448)	(43,119)
Equity-based compensation expense related to allocated management incentive units (1)	—	9,513	74,470	418,477
Deferred income tax expense recorded in connection with the Company's initial public offering	—	—	—	79,106
Income tax effect for the above items	495	8,844	2,890	15,269
Adjusted net income (loss)	$43,281	$9,855	$69,643	$20,363

Adjusted net income (loss) per basic common share	$0.20	$0.05	$0.33	$0.10
Adjusted net income (loss) per diluted common share	$0.20	$0.05	$0.33	$0.10

Basic common shares	213,142	212,932	213,073	212,934
Diluted common shares	213,262	213,051	213,169	212,934

Adjusted EBITDAX
Net income (loss)	$45,081	$16,403	$5,678	$(449,478)
Adjustments to reconcile to adjusted EBITDAX
Interest expense, net of capitalized	6,108	432	8,839	1,143
Income tax expense (benefit)	12,408	14,269	22,052	103,637
Depletion, depreciation, amortization and accretion	54,915	22,311	102,892	36,373
Impairment of unproved oil and natural gas properties	—	101	53	108
Exploration expenses	1	2	1	8
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(2,295)	(25,006)	(13,448)	(43,119)
Equity-based compensation expense (2)	2,379	10,775	78,057	419,739
Adjusted EBITDAX	$118,597	$39,287	$204,124	$68,411

Total production (MBoe)	3,145	1,339	6,196	2,220
Adjusted EBITDAX margin (3)	$37.71	$29.34	$32.94	$30.82
(1) In connection with the IPO, management incentive units were converted to common stock. A portion of this common stock was transferred to JPE Management Holdings LLC and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement (the “Holdco Agreement”). The compensation expense related to these shares has primarily been recognized ratably as they have vested according to the terms of the Holdco Agreement. However, in February 2018, the Company incurred $71.3 million in accelerated compensation expense related to the modification of service requirements. Only compensation expense related to management incentive units allocated at the time of the IPO is excluded from the calculation of adjusted net income.

(2) Equity-based compensation expense for the six months ended June 30, 2018 includes $75.2 million related to management incentive units that converted to common stock in connection with the IPO and $2.9 million related to equity awards issued under the Company's long-term incentive plan.
(3) Adjusted EBITDAX margin is calculated as Adjusted EBITDAX divided by total production, expressed as adjusted EBITDAX per Boe.